Exhibit 99.1

McCLATCHY REPORTS FIRST QUARTER RESULTS
Separately Announces Tender Offer for Certain Publicly Held Bonds

SACRAMENTO, Calif., April 23, 2008 – The McClatchy Company (NYSE-MNI) today reported a net loss from continuing operations in the first quarter of 2008 of $993,000, or one cent per share.  Adjusted for two items, (1) earnings from continuing operations were $1.6 million or two cents in the first quarter of 2008. Total net loss, including discontinued operations, was $849,000 or one cent per share.

 Net income from continuing operations in the first quarter of 2007 was $14.5 million, or 18 cents per share. In the first quarter of 2007 the company recorded a loss from discontinued operations of $5.5 million, or seven cents per share related to the results of the (Minneapolis) Star Tribune newspaper, which the company sold on March 5, 2007.  The company’s total net income in the 2007 quarter, including discontinued operations, was $9.0 million or 11 cents per share.

Revenues in the first quarter of 2008 were $488.3 million, down 13.8% from revenues from continuing operations of $566.6 million in the first quarter of 2007.  Advertising revenues were $404.0 million, down 15.3% from 2007, and circulation revenues were $67.9 million, down 5.6%.  Online advertising revenues grew 10.6% in the first quarter of 2008 and were 11.3% of total advertising revenues compared to 8.6% of total advertising revenues for all of 2007.

Interest expense in the first quarter of 2008 includes a write-down of $3.4 million of deferred financing costs related to the recent amendment of the company’s bank credit agreement which provided for greater flexibility in the company’s leverage and interest coverage ratios.  Exclusive of the write-down of the financing costs, the company’s interest costs declined 22.1% in the quarter to $41.9 million.

Early in the second quarter of 2008, McClatchy and its partners, affiliates of Cox Enterprises, Inc. and Media General, Inc., completed the sale of SP Newsprint Company, of which McClatchy was a one-third owner. Proceeds from the sale were used to reduce debt.  McClatchy expects to record a pre-tax gain on the transaction in the second quarter of between $32 million to $34 million.

Separately, McClatchy announced today a tender offer for the cash purchase of up to $250 million aggregate principal of its outstanding public notes maturing in 2009, 2011 and 2014. The terms and conditions of the offer are set forth in an Offer to Purchase dated April 23, 2008.

Management’s Comments:

Commenting on McClatchy’s results, Gary Pruitt, chairman and chief executive officer, said, “As anticipated, our advertising revenues in the first quarter of 2008 were hurt by the weakening economy and the secular shift in advertising demand to online products.    California and Florida continue to be hurt more than other regions by the real estate downturn, so even though they represent only a third of our advertising revenues they account for 56% of the decline. While our first quarter advertising results were not unexpected, we are disappointed with double-digit declines.

“But we are pleased to see strength in our online business in the first quarter, in both audience growth and advertising sales. Through the first quarter, unique visitors to our websites were up 41.4%. Online advertising increased 10.6% in the first quarter of 2008 compared to the 2007 quarter and we continue to aggressively price our online advertising products to match demand.  Excluding employment advertising, which has declined nationally both in print and online, our online advertising grew 52.1% in the first quarter of this year.

“We were able to mitigate the impact of the advertising decline on our results with strong cost controls in the quarter.  Cash expenses were down 10.5% as the result of reduction in staffing levels, lower newsprint expense and continued vigilance in all other expenses.

“The advertising environment continues to be weak.  We expect revenues in the second quarter of 2008 to be somewhat better than our first quarter advertising results, with advertising revenues down in the low to mid teen range.  We will remain focused on realigning our cost structure as our business continues to transition to a hybrid online and print company. We continue to be the leading local media company in some of the best growth markets in the nation; and are working hard to position the company to benefit from a stronger economy once conditions improve.”

Pat Talamantes, McClatchy’s chief financial officer, said, “We continue to generate significant cash and repaid over $76 million of debt in the first quarter. Debt at the end of the quarter was $2.396 billion compared to $2.472 billion at the end of 2007.

“We used $53 million of gross proceeds from the SP sale to further reduce debt early in the second quarter. We expect the tax refund related to the sale of the (Minneapolis) Star Tribune to yield $185 million in cash in the second quarter which will be used to further reduce debt, and we continue to expect our debt balance at the end of 2008 to be approximately $2 billion.

“In addition, we launched a tender offer to repurchase a portion of our public notes in order to reduce our cost of debt.”

(1)Adjusted Earnings From Continuing Operations and EPS:

The company’s 2008 first quarter results included two charges: first, a charge of two cents per share related to an amendment to its bank agreement that provides the company greater flexibility under its debt covenants, and second, a charge of one cent per share for tax expense related to changes in prior period estimates (dollars in thousands, except per share amounts):

	March 30, 2008		April 1, 2007
	Amount	Per share	Amount	Per share

Income (loss) from continuing operations	$(993)	$(0.01)	$14,513	$0.18
Write-off of financing costs, net of tax	1,990	0.02	-	-
Tax expense related to prior period estimates	606	0.01	-	-
Adjusted income from continuing operations	$1,603	$0.02	$14,513	$0.18

Non-GAAP measures should not be considered a substitute for GAAP measures. However, the adjusted income from continuing operations provides meaningful supplemental information about the company’s first quarter 2008 underlying results of operations, and management believes it assists investors and financial analysts in analyzing and forecasting future periods.

The company’s statistical report, which summarizes revenue performance for March and the first fiscal quarter of 2008, follows.

At noon Eastern Time today, McClatchy will review its results in a conference call (877-278-1205 pass code 42781303) and webcast (www.mcclatchy.com).  The webcast will be archived at McClatchy’s website.

About McClatchy:

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users information, comprehensive news, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The (Raleigh) News & Observer.

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, and 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, apartments.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, operating expenses, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  the duration and depth of an economic recession in markets where McClatchy operates its newspapers may reduce its income and cash flow greater than expected; McClatchy may not consummate contemplated transactions which may enable debt reduction on anticipated terms or at all; McClatchy may not complete the repurchase of its public bonds in an amount or upon terms currently anticipated; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2007, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

The McClatchy Company
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(In thousands, except per share amounts)
	Three Months Ended
	March 30,	April 1,
	2008	2007
REVENUES - NET:
Advertising	$404,023	$477,023
Circulation	67,864	71,880
Other	16,396	17,655
	488,283	566,558
OPERATING EXPENSES:
Compensation	218,853	236,324
Newsprint and supplements	60,458	75,417
Depreciation and amortization	36,382	37,833
Other operating expenses	115,856	129,596
	431,549	479,170

OPERATING INCOME	56,734	87,388

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(45,277)	(53,785)
Interest income	96	64
Equity losses in unconsolidated companies, net	(13,124)	(9,749)
Other - net	914	(48)
	(57,391)	(63,518)
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(657)	23,870

INCOME TAX PROVISION	336	9,357

INCOME (LOSS) FROM CONTINUING OPERATIONS	(993)	14,513

INCOME (LOSS) FROM DISCONTINUED OPERATIONS -
NET OF INCOME TAXES	144	(5,483)

NET INCOME (LOSS)	$(849)	$9,030

NET INCOME (LOSS) PER COMMON SHARE:
Basic:
Income (loss) from continuing operations	$(0.01)	$0.18
Income (loss) from discontinued operations	-	(0.07)
Net income (loss) per share	$(0.01)	$0.11

Diluted:
Income (loss) from continuing operations	$(0.01)	$0.18
Income (loss) from discontinued operations	-	(0.07)
Net income (loss) per share	$(0.01)	$0.11

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	82,177	81,885
Diluted	82,177	81,982

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	March
	Combined			Print Only			Online Only
Revenues - Net:	2008	2007	% Change	2008	2007	% Change	2008	2007	% Change
Advertising
Retail	$60,586	$68,525	-11.6%	$56,783	$66,550	-14.7%	$3,803	$1,975	92.6%
National	11,873	13,405	-11.4%	10,567	12,911	-18.2%	1,307	494	164.6%
Classified Total	43,981	60,668	-27.5%	33,682	49,599	-32.1%	10,300	11,071	-7.0%
Automotive	11,629	13,860	-16.1%	8,989	11,960	-24.8%	2,640	1,901	38.9%
Real Estate	11,002	17,541	-37.3%	9,666	16,364	-40.9%	1,336	1,178	13.4%
Employment	13,895	22,224	-37.5%	8,253	14,721	-43.9%	5,643	7,503	-24.8%
Other	7,455	7,043	5.8%	6,774	6,554	3.4%	681	489	39.3%
Direct Marketing	11,803	11,607	1.7%	11,803	11,607	1.7%	-	-	-
Other Advertising	130	147	-11.6%	128	146	-12.3%	-	-	-
Total Advertising	$128,373	$154,352	-16.8%	$112,963	$140,813	-19.8%	$15,410	$13,540	13.8%

Circulation	21,069	22,130	-4.8%
Other	5,430	6,143	-11.6%
Total Revenues	$154,872	$182,625	-15.2%

Advertising Revenues by Market:
California	$21,544	$29,581	-27.2%	$19,284	$27,559	-30.0%	$2,259	$2,021	11.8%
Florida	19,911	25,011	-20.4%	17,913	23,257	-23.0%	1,999	1,755	13.9%
Texas	14,721	16,082	-8.5%	13,372	14,954	-10.6%	1,349	1,128	19.6%
Southeast	37,634	43,392	-13.3%	32,455	38,658	-16.0%	5,179	4,735	9.4%
Midwest	19,704	22,533	-12.6%	17,060	20,500	-16.8%	2,643	2,033	30.0%
Northwest	14,680	17,279	-15.0%	12,879	15,500	-16.9%	1,801	1,779	1.2%
Other	179	474	-62.2%	-	385	-100.0%	180	89	102.2%
Total Advertising	$128,373	$154,352	-16.8%	$112,963	$140,813	-19.8%	$15,410	$13,540	13.8%
Advertising Statistics for Dailies:

Full Run ROP Linage				2,314.2	2,615.6	-11.5%

Millions of Preprints Distributed				479.4	564.9	-15.1%

Average Paid Circulation:*

Daily				2,712.7	2,849.0	-4.8%
Sunday				3,326.5	3,500.6	-5.0%

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 1
	Combined			Print Only			Online Only

Revenues - Net:	2008	2007	% Change	2008	2007	% Change	2008	2007	% Change
Advertising
Retail	$190,757	$206,188	-7.5%	$180,795	$200,295	-9.7%	$9,963	$5,893	69.1%
National	38,225	45,151	-15.3%	34,525	43,746	-21.1%	3,700	1,404	163.5%
Classified Total	140,211	188,671	-25.7%	108,309	154,764	-30.0%	31,901	33,908	-5.9%
Automotive	35,386	42,155	-16.1%	27,614	36,509	-24.4%	7,771	5,645	37.7%
Real Estate	35,423	55,187	-35.8%	31,417	51,502	-39.0%	4,006	3,686	8.7%
Employment	46,441	69,717	-33.4%	28,417	46,622	-39.0%	18,024	23,096	-22.0%
Other	22,961	21,612	6.2%	20,861	20,131	3.6%	2,100	1,481	41.8%
Direct Marketing	34,429	36,645	-6.0%	34,429	36,645	-6.0%	-	-	-
Other Advertising	401	368	9.0%	402	368	9.2%	-	-	-
Total Advertising	$404,023	$477,023	-15.3%	$358,460	$435,818	-17.8%	$45,564	$41,205	10.6%

Circulation	67,864	71,880	-5.6%
Other	16,396	17,655	-7.1%
Total Revenues	$488,283	$566,558	-13.8%

Advertising Revenues by Market:
California	$71,081	$92,486	-23.1%	$64,018	$86,044	-25.6%	$7,062	$6,442	9.6%
Florida	62,742	82,181	-23.7%	56,499	76,340	-26.0%	6,244	5,841	6.9%
Texas	44,952	48,440	-7.2%	40,861	45,190	-9.6%	4,091	3,250	25.9%
Southeast	117,663	132,751	-11.4%	102,833	118,992	-13.6%	14,830	13,759	7.8%
Midwest	61,206	67,137	-8.8%	53,867	60,780	-11.4%	7,339	6,357	15.4%
Northwest	45,990	52,573	-12.5%	40,382	47,221	-14.5%	5,608	5,352	4.8%
Other	389	1,455	73.3%	-	1,251	-100.0%	390	204	91.2%
Total Advertising	$404,023	$477,023	-15.3%	$358,460	$435,818	-17.8%	$45,564	$41,205	10.6%

Advertising Statistics for Dailies:

Full Run ROP Linage				6,959.2	7,906.8	-12.0%

Millions of Preprints Distributed				1,532.6	1,679.4	-8.7%

Average Paid Circulation:*

Daily				2,717.1	2,830.2	-4.0%
Sunday				3,328.3	3,480.4	-4.4%

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

The McClatchy Company
RECONCILIATION OF GAAP AMOUNTS
(In thousands)

	Three Months Ended
	March 30,	April 1,
	2008	2007

REVENUES - NET:
Advertising	$404,023	$477,023
Circulation	67,864	71,880
Other	16,396	17,655
	488,283	566,558
OPERATING EXPENSES:
Cash expenses	395,167	441,337
Depreciation and amortization	36,382	37,833
	431,549	479,170

OPERATING INCOME	56,734	87,388
Add back depreciation and amortization	36,382	37,833
OPERATING CASH FLOW	$93,116	$125,221

OPERATING CASH FLOW MARGIN	19.1%	22.1%

        Operating cash flow margins are derived by dividing operating cash flow by total net revenues for each period. The company believes operating cash flow is commonly used as a measure of performance for newspaper companies, however, it does not purport to represent cash provided by operating activities as shown in the company's statement of cash flows, nor is it meant as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.